UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 5, 2010 (March 30, 2010)

HEALTHWAYS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2010, the Company entered into a Seventh Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement (the “Seventh Amendment”), which amended and restated the Third Amended and Restated Revolving Credit and Term Loan Agreement dated December 1, 2006, among the Company, certain lenders, SunTrust Bank, as Administrative Agent, and certain other agents and arrangers, as previously amended (the “Third Amended and Restated Credit Agreement”), as provided in Exhibit A to the Seventh Amendment (the “Fourth Amended and Restated Credit Agreement”).

The credit facilities provided pursuant to the Fourth Amended and Restated Credit Agreement (the “Credit Facilities”) consist of (1) a $55 million revolving credit facility expiring on December 1, 2011 (the “2011 Revolving Credit Facility”), (2) a $345 million revolving credit facility expiring on December 1, 2013 (the “2013 Revolving Credit Facility”), which includes a swingline subfacility of $20 million and a $75 million subfacility for letters of credit (including up to $5 million in letters of credit in foreign currencies), (3) a continuation of the term loan facility provided pursuant to the Third Amended and Restated Credit Agreement, of which $194 million remained outstanding on March 30, 2010, and (4) an uncommitted incremental accordion facility of $200 million.

Borrowings under the Credit Facilities generally bear interest at variable rates based on a margin or spread in excess of either (1) the one-month, two-month, three-month or six-month rate for Eurodollar deposits (the “Eurodollar Rate”) or (2) the greatest of (a) the prime lending rate from time to time announced by the Administrative Agent, (b) the federal funds rate plus 0.5%, and (c) the one-month Eurodollar Rate plus 1.50% (the “Base Rate”), as selected by the Company.  The margins for revolving advances depend on the Company’s leverage ratio (i.e., its ratio of consolidated funded indebtedness to consolidated EBITDA).  For revolving advances under the 2011 Revolving Credit Facility, the Eurodollar Rate margin varies from 0.875% to 1.750%, and the Base Rate margin varies from 0.000% to 0.250%.  For revolving advances under the 2013 Revolving Credit Facility, the Eurodollar Rate margin varies from 1.875% to 2.750%, and the Base Rate margin varies from 0.375% to 1.250%.  For term loans, the Eurodollar Rate margin is 1.500% and the Base Rate margin is 0.000%.  The Credit Facilities also provide for a per annum fee ranging between 0.150% and 0.300% of the unused commitments under the 2011 Revolving Credit Facility and between 0.275% and 0.425% of the unused commitments under the 2013 Revolving Credit Facility.  The Credit Facilities are secured by guarantees from most of the Company’s domestic subsidiaries and by security interests in substantially all of the Company’s and such subsidiaries’ assets.

The Company is required to repay outstanding revolving loans on the applicable commitment termination date, which is December 1, 2011 for the 2011 Revolving Credit Facility and December 1, 2013 for the 2013 Revolving Credit Facility.  The Company is required to repay term loans in quarterly principal installments aggregating $500,000 each, and the entire unpaid principal balance of the term loans is due and payable at maturity on December 1, 2013.  The Fourth Amended and Restated Credit Agreement provides for the making of certain mandatory prepayments in connection with asset sales, equity issuances and excess cash flow, subject to limitations and exceptions set forth therein.

The Fourth Amended and Restated Credit Agreement contains various affirmative, negative and financial covenants, which require, among other things, that the Company comply with requirements regarding (i) a maximum ratio or level of consolidated funded debt to consolidated EBITDA, (ii) a minimum ratio or level of fixed charge coverage, and (iii) a minimum net worth.  It also restricts the payment of dividends and limits the amount of repurchases of the Company’s capital stock.

    The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Fourth Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1	Seventh Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement dated March 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
Chief Accounting Officer

Date:  April 5, 2010

EXHIBIT INDEX

Exhibit 10.1	Seventh Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement dated March 30, 2010